AGS Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 24/Amendment No. 52 to Registration Statement Nos. 033-85442/811-08828 on Form N-4 of our report dated March 31, 2011, relating to the financial statements and financial highlights comprising each of the Subaccounts of New England Variable Annuity Separate Account, our report dated April 18, 2011, relating to the consolidated financial statements of New England Life Insurance Company, and our report dated March 31, 2011, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries ("MLIC") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in MLIC's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, and its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008), all appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.



/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 22, 2011